                                                                       EXHIBIT 8

                           FUSION SYSTEMS CORPORATION
                              EMPLOYMENT AGREEMENT
                              --------------------



                                TABLE OF CONTENTS
                                -----------------


                           Basic Employment Statement
                           --------------------------

Paragraph
      1.    Employment.....................................................1

                 Transactions that Activate Severance Protection
                 -----------------------------------------------

      2.    Change in Control..............................................1
      3.    SBU Change in Control..........................................2

                        Terms and Benefits of Employment
                        --------------------------------

      4.    Term of Employment.............................................2
      5.    Compensation...................................................2
      6.    Employee Benefits..............................................2
      7.    Reimbursement of Expenses......................................2

                               Severance Benefits
                               ------------------

      8.    Termination Compensation and Benefits..........................3
      9     Other Employment

            Events and Conditions that Can Trigger Severance Benefits
            ---------------------------------------------------------

      10.   Termination by Company Without Cause Following a
             Change in Control ............................................4
      11    Termination by You.............................................4
      12.   Termination by Company for Cause Following a Change in Control.5
      13.   Termination of Employees Affected By a Change in Control.......6
      14.   Notice of Termination..........................................6

                             Obligations of Employee
                             -----------------------

      15.   Duty to Perform Services.......................................7
      16.   Patents and Inventions.........................................7
      17.   Non-Disclosure and Return of Confidential Information..........8
      18.   Non-Competition................................................9



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                                    Remedies
                                    --------

      19.   Injunctive Relief and Damages..................................9
      20.   Arbitration of Disputes........................................10
      21.   Legal Fees.....................................................10

                                   Other Items
                                   -----------

      22.   Successor; Binding Agreement; Asset Sale Escrow................11
      23.   Disability and Death...........................................11
      24.   Notice of Termination..........................................12
      25.   Notices........................................................12
      26.   Withholding....................................................12
      27.   Assignment.....................................................12
      28.   Enforceability.................................................13
      29.   Waiver.........................................................13
      30    Amendment......................................................13
      31    Governing Law..................................................13
      32.   Entire Agreement...............................................13

                              Exhibits and Addenda
                              --------------------

Incentive Plan....................................................Exhibit 1
Description of Duties.............................................Addendum A
Definitions.......................................................Addendum B
Employee Benefits.................................................Addendum C
Prior inventions of Employees.....................................Addendum D
List of Products Subject to Non-Competition Agreement.............Addendum B
Confidential Information..........................................Addendum F

                              EMPLOYMENT AGREEMENT
                              --------------------



        WHEREAS, You, LESLIE S. LEVINE, and Fusion Systems Corporation ("Fusion" or "the Company") desire to enter into a new employment agreement ("Agreement") under the terms set forth below; and

        WHEREAS, in order to promote your continued undivided attention to your duties, Fusion wants to assure you of financial protection (severance) if there should occur a Change in Control ("Change in Control"), as defined below and your employment is terminated under certain circumstances;

        NOW, THEREFORE you and Fusion agree this 8th day of March, 1993 ("Agreement Effective Date"), as follows:

1. EMPLOYMENT. You are employed by Fusion, full-time, in the position of President, described in Addendum A. You will carry out such duties and responsibilities consistent with that position as may be assigned by Company executives.

2. CHANGE IN CONTROL. A Change in Control for the purpose of this Agreement is defined as:

        a. a transaction or series of transactions in which any one person (other than an existing stockholder) , or more than one person acting as a group (excluding for this purpose existing stockholders, to the extent they participate in such a group), acquires during any 12-month period more than fifty percent of the total voting power of Fusion's stock;

        b. a change in ownership of all or substantially all of the assets of Fusion;

        c. a merger, consolidation or other reorganization where Fusion is not the surviving entity.

        d. a change of membership of a majority of the Board of Directors (currently Atwater, Coulter, Hughes, Levine, Morgan, Mottu, Tessler).

        For the purpose of this Agreement, the effective date of a Change in Control ("Change in Control Date") is thirty days prior to the effective date of the transaction on which the Change in Control is based.

3. SBU CHANGE IN CONTROL. An "SBU Change in Control" is defined as any Change in control as it would apply to the sale or transfer of an individual Fusion "strategic business unit" ("SBU"), as defined in Addendum B. For the purpose of this Agreement, the effective date of an SBU Change in Control ("SBU Change in Control Date") is thirty



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                                      -2-


        days prior to the effective date of the transaction on which the SBU Change in Control is based.

4. TERM OF EMPLOYMENT. As an at-will employee, you may terminate your employment at any time for any reason, upon two weeks' prior notice to Fusion. Fusion may terminate your employment at any time for any reason, subject to any obligation it has to pay you termination compensation and benefits expressly set forth in Paragraph 8 ("Termination and Compensation Benefits"). Nothing contained herein shall be deemed to create an agreement for a term of employment or to alter your status as an at will employee. Fusion's obligation to pay you or continue your compensation benefits following your separation from employment, for any reason, is strictly limited to the specific terms of this Agreement.

5. COMPENSATION. As of the Agreement Effective Date, Fusion will pay you bi-weekly a salary computed at the rate of $144,000 per year or at such other rate as may in the future be determined by the Company ("Base Pay"). Any future changes in your Base Pay will become a term of this Agreement. You are also entitled to incentive, bonus and/or commission compensation ("Incentive Compensation") under the Incentive Plan attached hereto as Exhibit 1.

6. EMPLOYEE BENEFITS. You are entitled to employee benefits, described in Addendum C, which are subject to change at the sole discretion of Fusion.

7. REIMBURSEMENT OF EXPENSES. You will. be reimbursed by Fusion for authorized business expenses upon presentation and approval by Fusion of receipts and other supporting documents.

8. TERMINATION COMPENSATION AND BENEFITS. The following Termination Compensation and Benefits, or a portion thereof, will be provided to you commencing on the date of the termination of your employment following a Change in control, if you are terminated under the conditions set forth in Paragraphs 9, 10 or 12:

        a. Continuation of Base Pay for a period equal to one month for each $5,000 of Base Pay to a maximum of twenty-four months, which sum shall be paid bi-weekly;

        b. Incentive Compensation in accordance with Exhibit 1 for the pro-rata portion of the year employed, to be paid in a lump sum within thirty days of termination;

        c. Payment to you monthly in cash the amount of health, life, and disability insurance premium Fusion would have paid on your behalf had you been employed during the payment period in Paragraph 8(a). If you are continuing health insurance under the Fusion plan, Fusion may pay the premium directly to the plan;


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                                      -3-



        d. Payment for full executive outplacement to a maximum of fifteen percent of Base Pay and Incentive Compensation paid during the twelve months prior to your termination, or payment to you of said amount.

9.      Other Employment.
        ----------------

        a. You shall not be required to attempt to reduce the amount of any payment provided for in Paragraph 8 by seeking other employment;

        b. If you obtain, during the payment period under Paragraph 8, new employment comparable in duties to your position with Fusion, or from which you earn or reasonably expect to earn in a twelve-month period eighty percent of your base Pay plus Incentive Compensation paid during the twelve months prior to your termination, the amounts remaining payable by Fusion under Paragraph 8 will be reduced to:

                i. your unreimbursed relocation expenses, if any, in connection with the new employment, not to exceed the amount remaining, to be paid under Paragraph 8; and

                ii. one-half of the amount remaining to be paid under Paragraph 8 after payment of any unreimbursed relocation expenses under Paragraph 9.b.i.

10. TERMINATION BY COMPANY WITHOUT CAUSE FOLLOWING A CHANGE IN CONTROL. For three years following the Change in Control Date, your employment may be terminated by Fusion without cause, on written notice to you. In such a case, you will receive Termination Compensation and Benefits from Fusion.

11.     Termination by You.
        ------------------

        a. For three years following the Change in Control Date, you may terminate your employment with Fusion by written notice to the President of Fusion if there is a Significant Change, as specifically defined below, in the nature or scope of your responsibilities, powers, duties or the terms and conditions of your employment; provided that you first give written notice to the President of the Significant Change and Fusion fails to take reasonable steps within fifteen working days to effect a prompt remedy. In such case, you will receive Termination Compensation and Benefits from Fusion. A Significant Change is:

                i. during a twelve-month period a twenty-five percent increase in your overnight travel over the year period prior to the Change in Control, except that any employee may be required to travel a minimum of two overnights per month;


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                                      -4-


                ii. an assignment of duties inconsistent with your status and/or position prior to the Change in Control;

                iii. assigning you to work at a facility beyond a 30-mile radius of the present location of Fusion, regardless of the reason therefor;

                iv. reduction in your Base Pay or any change in sales territory or Incentive Compensation structure that results in a reduction in your total income by twenty percent or more; except that a reduction in Incentive Compensation caused by adverse business conditions shall not be considered a Significant Change;

                v. the failure by Fusion to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Paragraph 22;

                vi. in the event of an asset sale, the failure of Fusion to escrow an amount of funds sufficient to cover potential Termination Compensation and Benefits due under Paragraph 8, unless the successor to the assets agrees to assume and perform this Agreement, as contemplated in Paragraph 22; and

                vii. failure to reelect you to a position as a corporate officer in which your authority and duties are substantially the same as in the position that you held prior to the Change of Control.

        b. You must provide written notice of your claim of Significant Change within 45 days of the date you know or reasonably should have known of the Significant Change in order to reserve your rights to Termination Compensation and Benefits pursuant to Paragraph 8.

        c. Your waiver of your rights with respect to any one Significant Change shall not constitute a waiver as to any subsequent Significant Change.

12.     Termination by Company for Cause Following a Change In Control.
        --------------------------------------------------------------

        a. For three years following the Change in Control Date, your employment may be terminated by Fusion for Cause, as defined below, and you will not be entitled to Termination Compensation or Benefits or any other severance allowance:

        b.      "Cause" is limited to:
                i.      deliberate dishonesty with respect to Fusion;
                ii.     conviction of a felony or crime of moral turpitude;
                iii. gross and willful failure to perform a substantial portion of your duties or responsibilities after written notice thereof and failure to remedy within thirty days;



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                                     -5-


                iv. possession, use, or being under the influence of illegal drugs or alcohol on Company property;
                v. possession of weapons on Company property, unless authorized in writing by the Company;
                vi. sexual harassment or other employment discrimination prohibited by law;
                vii.    breach of Paragraphs 17 or 18 of this Agreement.

13. TERMINATION OF EMPLOYEES AFFECTED BY AN SBU CHANGE IN CONTROL. In the event of an SBU Change in Control, your rights to Termination Compensation and Benefits are as follows:

        a.      If during the eighteen months after the SBU Change in Control
                Date:

                i. your employment with the remaining Fusion entity is terminated due primarily to lack of work resulting primarily from the SBU Change in Control; or

                ii. there is a Significant Change in your employment under Paragraph 11, you will be entitled to Termination Compensation and Benefits.

        b. If you are offered employment by the entity that purchases or controls the assets of the SBU and such entity agrees to adopt and perform this Agreement in place of Fusion, Fusion will have no further obligations to you under this Agreement

14.     Notice of Termination.
        ---------------------

        a. Prior to a Change in Control Date or SBU Change in Control Date, Fusion may terminate your employment at any time for any reason;

        b. At all times, you must give two weeks written notice of your resignation in order to be paid your accrued leave.

15. DUTY TO PERFORM SERVICES. You will devote your full business and productive time, ability, and attention to rendering services to Fusion, and exert your best efforts in doing so. This provision does not prohibit you from:

        a.      making passive investments;

        b. engaging in religious, charitable or other community or non-profit activities which do not impair your ability to fulfill your duties and responsibilities under this Agreement; and

        c. serving with Fusion's approval, on the board of directors of any company, subject to the prohibitions set forth in Paragraphs 17
                - 18 and provided that you shall not


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                                      -6-


                render any material services with respect to the operations or affairs of any such company.

        You will comply with all policies and procedures established by Fusion from time to time, except to the extent that they materially diminish your rights hereunder.

16.     Patents and Inventions. You agree:
        -----------------------

        a. to promptly and fully disclose to Fusion in writing, every idea, invention, product, process, apparatus, design, development, discovery, improvement or trademark related to Fusion's business operations, whether patentable or not, which you conceive, make or develop, individually or jointly, during business hours or otherwise, during the term of this Agreement or during the one-year period thereafter;

        b. on request, to assign to Fusion or its nominee title to such ideas, inventions and discoveries and all United States and foreign patents, trademarks or similar rights concerning those ideas, inventions and discoveries;

        c. without expense to yourself, to cooperate fully with Fusion in applying for and securing in the name of Fusion, or its nominee patent, trademark or similar rights in such ideas, inventions and discoveries in each country in the world in which Fusion may desire to secure such rights, including renewals, amendments and reissues;

        d. to execute promptly all appropriate documents presented to you for signature by Fusion to enable Fusion, or its nominee, to secure or transfer legal title to such ideas, inventions or discoveries or any patents, trademarks or similar rights;

        e. without expense to yourself, to give true information and testimony (under oath if requested) as may be required to protect the interest of Fusion relative to the ideas, inventions and discoveries conceived, made or development by you or by any other person concerning which you had knowledge by reason of your employment with Fusion;

        f. that the list attached as Addendum D identifies every invention, product, process, apparatus, design or improvement, and all patents, trademarks or other similar rights if any, in which you personally held an interest prior to your employment by Fusion and which are not subject to this Agreement; and

        g. that the obligations of this Paragraph 16, shall be binding upon you, your heirs, legal representatives, and assigns.



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                                      -7-


17.     Non-disclosure and Return of Confidential Information.
        -----------------------------------------------------

        a. Without Fusion's written consent, you will not disclose or use at any time during or after your employment Confidential Information, as defined in Addendum B, of which you become informed during employment by Fusion whether or not developed by you; Provided, however, that this paragraph shall not restrict such disclosures or use as is required in the performance of your duties to Fusion.

        b. Upon termination of this Agreement, you will promptly deliver to Fusion all drawings, blueprints, software, process documentation, manuals, customer lists, employee lists, agent lists, letters, notes, notebooks, reports, models and prototypes, and any other materials containing Confidential Information and which are in your possession or control.

18.     Noncompetition.
        --------------

        a. During the term of your employment and for two years following your separation from employment with Fusion, regardless of the reason therefor, you will not without Fusion's prior written consent, participate in or be connected with, as an officer, employee, partner, agent, sole proprietor, owner, consultant, licensor, or otherwise, any business in which you and/or the business are actively involved in research, development, manufacturing or sale of any product or category of product as listed in Addendum E, or any service which involves maintenance, repair, redesign, or other activity associated with any product or category of product listed in Addendum E. Fusion reserves the right upon written notice to you to supplement the definition of Products with additional items as the nature of its businesses shall reasonably dictate.

        b. You will be permitted to engage in such competitive employment or activity described in Paragraph 18 (a) if you furnish to Fusion evidence, including assurances from you and your new employer, that the fulfillment of your duties in such proposed employment or activity would not likely cause you to disclose or use any Confidential Information of Fusion and such evidence is found satisfactory by Fusion in its sole judgment and discretion.

19. INJUNCTIVE RELIEF AND DAMAGES. You recognize that if you breach Paragraphs 17 or 18 of this Agreement, it will not be possible to calculate resulting damages and Fusion will suffer immediate, substantial and irreparable harm. Therefore, in such a case, Fusion will be entitled to obtain an injunction in any competent court restraining your further breach of Paragraph 17 or 18, and will be entitled to collect from you its reasonable attorney's fees and costs if it is successful in obtaining the injunction. In addition, if you breach Paragraphs 17 or 18, you will lose any rights you have or may have had to Termination Compensation and Benefits. If the court determines that you have breached Paragraph 17, you will pay damages to Fusion caused by or related to your actions. If the court determines that you have breached Paragraph 18, you will pay Fusion $500 per calendar


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                                      -8-



        day as liquidated damages from the first day of the breach to the date of the injunction. You further agree to jurisdiction and venue in the Federal District Court of Maryland or the Circuit Court of Montgomery County, Maryland.

20.     Arbitration of Disputes.
        -----------------------

        a. Except as provided in Paragraphs 19 and 21, all disputes under this Agreement are subject to exclusive and binding arbitration under The Model Employment Arbitration Procedures of the American Arbitration Association;

        b. During the arbitration process, Fusion will advance fifty percent of the expenses, costs, and fees of arbitration. Said expenses, costs, and fees will be shared equally by you and Fusion; except that the losing party will pay to the prevailing party a maximum of ten percent of the amount of Termination Compensation and Benefits claimed to be due, to cover such fees, expenses, costs and reasonable attorney's fees incurred by the prevailing party;

        c. Limited Arbitration Remedies -- the arbitrator's authority as to remedies is specifically and exclusively limited to awarding or not awarding Termination Compensation and Benefits as provided for in Paragraph 8, plus the percentage of fees, costs, and expenses provided in Paragraph 20(b). The arbitrator may also set forth a specific schedule for payment and award interest at the legal rate from the date any Termination Compensation and Benefits should have been paid under this Agreement;

        d. You may not seek any other damages or remedy to enforce your rights under the Agreement, except as provided in Paragraph 21.

        e. All arbitration decisions will be confidential and will not serve as precedent in future arbitrations concerning the terms of this Agreement.

21. LEGAL FEES. If either party fails to comply with the terms of an arbitration award, the other may bring legal action to enforce the award. In such case, the losing party will pay reasonable legal fees and expenses incurred by the prevailing party.

22.     Successor; Binding Agreement; Asset Sale Escrow.
        -----------------------------------------------

        a. Fusion will attempt to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to the stock and/or assets of Fusion under circumstances resulting in a Change in Control to expressly assume and agree to perform all of Fusion's obligations under this Agreement in place of Fusion. Failure of Fusion to obtain such agreement within thirty days after a Change in Control Date shall be a breach of this Agreement and shall entitle you to Termination Compensation and Benefits from Fusion in the same amount and on the same terms as if your employment were terminated pursuant to Paragraph


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                                      -9-



                10(a). For purposes of implementing the foregoing, thirty days after the Change in Control Date shall be deemed the date of termination.

        b. In the event of an asset sale of Fusion or an SBU, if the successor fails to assume and agree to perform this Agreement in place of Fusion, Fusion will escrow an amount of funds from the sale sufficient to pay Termination Compensation and Benefits which may become payable in the future. Said escrow funds may thereafter be released by Fusion to the extent that funds sufficient to cover Termination Compensation and Benefits which may become payable in the future remain in escrow. Fusion shall take reasonable and prudent steps to assure the financial security and trusteeship for such escrow funds and shall make available to you at least annually, and at any other time as conditions reasonably warrant, a report by the trustee as to the adequacy of such escrow to cover potential Termination Compensation and Benefits and the financial security of the funds.

        c. If a successor assumes and agrees to perform this Agreement in place of Fusion, all your obligations, duties, and liabilities to Fusion shall become obligations, duties, and liabilities to the successor and all your rights in relation to Fusion shall become rights in relation to the successor.

23.     Disability and Death.
        --------------------

        a. If during your employment you become disabled and entitled to disability benefits under the long-term disability insurance policy maintained for you by the Company, Fusion may terminate your employment as of the date such disability benefits first become payable by giving you written notice. Said termination will not entitle you to any Termination compensation or Benefits.

        b. This Agreement shall inure to the benefit of and be enforceable by your representatives, executors, administrator, successors, heirs, distributes, devisees and legatees. If you should die while any compensation or health insurance benefits would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devise, legatee or other designee or, if there is no such designee, to your estate. Unless you specify otherwise in writing, your designee shall be the beneficiary of your Fusion life insurance policy.

24. NOTICE OF TERMINATION. Any termination by Fusion or by you shall be communicated to the other party by a written "Notice of Termination." A Notice of Termination shall state the specific provision in this Agreement relied upon and set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment.

25. NOTICES. Any notices and other communications provided for herein shall be sufficient if in writing and delivered in person or sent by certified mail to you at


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                                      -10-



        the last address you have filed in writing with Fusion or, in the case of Fusion, at its main office, attention of the President, with a copy to Jeffrey L. Berger, Esq., 1850 M Street, N.W., Suite 280, Washington, D.C. 20036 or such other legal counsel as the Company may designate in writing.

26. WITHHOLDING. All payments made by Fusion under this Agreement shall be net of any tax or other amounts required to be withheld under applicable law.

27. ASSIGNMENT. Neither Fusion nor you may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party, except that this Paragraph shall not affect Fusion's right to assign this agreement to any successor contemplated in Paragraph 22.a. and b. of this Agreement.

        This Agreement shall inure to the benefit of and be binding upon Fusion, you, your and Fusion's respective successors, executors, administrators, heirs, and assigns.

28. ENFORCEABILITY. If any portion or provision of this Agreement is declared illegal, invalid or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. Paragraphs 17 - 19 remain in effect regardless of any claimed breach of this Agreement.

29. WAIVER. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver, by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

30. AMENDMENT. This Agreement may be amended or modified only by a written instrument signed by you and by a duly authorized representative of Fusion, except that if within three years from the Agreement Effect Date there has not occurred a Change in Control, or an SBU Change in Control that potentially affects you, the Company may unilaterally amend or eliminate your rights to Termination Compensation and Benefits at any time thereafter by providing written notice to you.

31. GOVERNING LAW. This Agreement shall be construed under and be governed in all respects by the laws of Maryland, including but not limited to the Arbitration and Award provisions of the Maryland Code, Courts and Judicial Proceedings.

32. ENTIRE AGREEMENT. This Agreement supersedes all prior agreements and understandings between you and Fusion, constitutes the entire agreement between the parties, and may not be modified or terminated orally; provided that you are subject to Fusion's written polities and procedures which are in effect and may be modified at the discretion of Fusion to the extent they do not materially diminish your rights hereunder.




SO AGREED:

Employee                                  Fusion Systems Corporation:


/s/  Leslie S. Levine                     By:  /s/ Kent Kipling
------------------------------------        ---------------------------------
      Signature                                 Signature


     Leslie S. Levine                              Kent Kipling
------------------------------------      -----------------------------------
      Type Name                                 Type Name


                                                   V.P. Quality
                                          -----------------------------------
                                                      Title

                       Exhibit 1 to Employee Agreement 100
                       -----------------------------------

                     Senior Executive Incentive Compensation
                     ---------------------------------------


1. SENIOR EXECUTIVES for the purpose of this Plan, include the officers of the Company and other managers specifically added by the President.

2. INCENTIVE POOL is an amount of compensation reserved, to be paid before March 15 after the completion of a fiscal year, to Senior Executives. The amount is determined annually by the Board of Directors at the recommendation of the Finance Committee of the Board and the President. Historically, it has been about 7.3 to 7.4% of pretax profit (before deduction of incentive pool accrual) during the past fiscal year.

3. INCENTIVE COMPENSATION is the amount drawn from the Incentive Pool, paid to each of the Senior Executives. It is determined, in general terms, by the Board through its Finance Committee, and in detail by the President (for all the other Senior Executives). It is based on the performance of the individual Executive, by the financial performance of the business unit for which he is responsible, and by the general performance of the company. The President recommends amounts to the Finance Committee which may approve them; the Committee recommends Incentive Compensation for the President.

                                                                          3/8/93

                                     ADDENDA
                                     -------


A.      Description of President position:

             - Overall responsibility for the direction management and performance of Fusion Systems Corporation;

             - Responsibility for recruitment and supervision of other officers of the Corporation;

             - Responsibility for representing the Company and its management to the Board of Directors and Shareholders.